UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2004

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On October 26, 2004, we entered into a definitive agreement to acquire CarePlus, LLC, which operates as CarePlus Health Plan (CarePlus) in New York City and provides services to members covered by New York State’s Medicaid, Child Health Plus and Family Health Plus programs. CarePlus’ service area includes New York City (Brooklyn, Manhattan, Queens, and Staten Island) and Putnam County, New York. The acquisition will be effected through the merger of our wholly-owned acquisition subsidiary into and with CarePlus, resulting in CarePlus becoming our wholly-owned subsidiary. The merger has been approved by the Board of Managers and all of the owners of the membership interests in CarePlus. Upon the completion of the transaction (the Closing), CarePlus will provide services to approximately 114,000 members under the name CarePlus Health Plan.

Under the terms of the agreement, at the Closing, we will pay purchase consideration of $125 million in cash, provided that CarePlus has estimated net worth of at least $20 million. From this net worth, CarePlus will deposit $2 million into an escrow account. The escrow account will be held for not less than twenty-four months following Closing to protect us against certain pre-closing liabilities. We may pay an additional $4 million of purchase consideration in the event CarePlus receives approval from and a contract with the State of New York to conduct a long term care business in the State of New York and enrolls membership in the business within 24 months of the Closing. We may pay up to an additional $10 million in purchase consideration if CarePlus meets certain earnings thresholds during the twelve month period following Closing. Up to $7 million of the additional purchase consideration, if earned, plus other purchase consideration if the Closing net worth of CarePlus exceeds $20 million, based upon the audit of the closing net worth and balance sheet, will be deposited into an escrow account. The total amount deposited into the escrow account shall not exceed $11 million.

The purchase consideration will be funded through available unregulated cash. The transaction is subject to regulatory approvals and other closing conditions and is expected to become effective in early 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 28, 2004, AMERIGROUP announced that E. Paul Dunn, Jr. will join the company as executive vice president and chief financial officer effective November 8, 2004. He will oversee all of AMERIGROUP’s financial functions, including accounting, medical finance, treasury and investor relations.

Mr. Dunn, 51,is a certified public accountant with 24 years’ experience in senior finance and accounting positions. From 1998 to October of 2004, Mr. Dunn served as vice president and treasurer for IMG Global, Inc., a worldwide chemical manufacturer based in Chicago. At IMG Global his responsibilities included corporate finance, banking and rating agency relationships, acquisitions, and financial planning. Prior thereto Mr. Dunn served as chief financial officer at GATX Terminal Company, where he was responsible for accounting policy, external and internal financial reporting, financial controls, budgeting and forecasting and information technology.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

November 1, 2004	By:	Kathleen K. Toth

Name: Kathleen K. Toth
Title: Executive Vice President and Chief Accounting Officer